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Exhibit 10.33

        EMPLOYMENT AGREEMENT dated as of July 30, 2001, between Barbara Duncan (the "Executive") and DOV Pharmaceutical, Inc., a New Jersey corporation (the "Company"). This employment agreement will be rescinded should the Company not close on its contemplated Series D Convertible Preferred Stock financing before September 30, 2001.

        WHEREAS, the Company and the Executive desire to enter into this Employment Agreement to assure the Company of the continued advice regarding its business plan and, once her employment commences, continued services of the Executive and to set forth the duties and compensation of the Executive, all upon the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

ARTICLE I

Employment

        Section 1.01.    Term.    The initial term of this Employment Agreement shall commence on the date the Executive reports for full-time duty, which shall be no later than September 30, 2001, and, unless sooner terminated pursuant to Article III hereof, shall terminate on the date that is three years thereafter (the "Initial Employment Period"). Unless sooner terminated pursuant to Article III, the parties may By written agreement renew this Employment Agreement for one year (each such one-year period hereinafter referred to as a "Renewal Period"; the Initial Employment Period and all Renewal Periods hereinafter referred to as the "Employment Period").

        Section 1.02.    Position.    The Company shall employ the Executive and the Executive shall serve as Vice-President for Finance and Chief Financial Officer during the Employment Period.

        Section 1.03.    Duties.    (a) Subject to the responsibility vested in the Board of Directors of the Company (the "Board") under the General Corporation Law of the State of New Jersey, the Executive shall have such responsibility and authority as are customarily possessed and exercisable by the Vice-President for Finance and Chief Financial Officer of a corporation. The Executive shall also perform such other executive and administrative duties (not inconsistent with the position of Vice-President for Finance and Chief Financial Officer) as the Executive may reasonably be expected to be capable of performing on behalf of the Company and any subsidiaries and affiliates of the Company as may from time to time be authorized or directed by the Board.

        (b)    During the Employment Period, the Executive shall perform faithfully the duties covered by Section 1.02(a) to the best of her ability and devote her full business time and attention to the Company's business and not engage in any other business activities except with the approval of the Board provided that he may subject to Section 4.01 invest in companies not requiring her services and may subject to Section 1.03(a) devote reasonable time to charitable and civic affairs.

        (c)    The Company shall provide and pay for a standard errors and omissions policy insuring the Executive against liability arising out of the performance of her duties, and shall indemnify and hold the Executive harmless from liability arising out of her services hereunder.

ARTICLE II

Compensation

        Section 2.01.    Basic Compensation.    As compensation for the Executive's services hereunder, the Company shall pay to the Executive an annual salary of $225,000 (as adjusted, "Basic Compensation"), payable in bi-weekly or monthly installments. The Basic Compensation may be increased in the discretion of the Board to cover annual cost-of-living increases.

        Section 2.02.    Incentive Compensation.    (a) In addition to Basic Compensation, the Executive shall together with other executive staff be considered at least annually for incentive compensation ("Incentive Compensation") upon recommendation by the Compensation Committee. Its recommendation shall among other factors considered relevant take into account performance the Company, increase in value of the Company and the Executive's contribution thereto. Incentive Compensation shall be determined in the discretion of the Board upon such recommendation.

        (b)    Incentive Compensation shall be paid to the Executive within 30 days after the Board's determination provided that the Company may determine to pay out Incentive Compensation over a period not to exceed six months.

        Section 2.03.    Other Benefits.    (a) During the Employment Period, the Company shall provide the Executive and maintain on the Executive's behalf, or reimburse the Executive for carrying comprehensive medical insurance, disability insurance and life insurance of $250,000 on the life of the Executive. In addition, the Executive shall have the right to participate in the Company's other programs for the benefit of employees in accordance with their terms and as the same may be amended from time to time.

        (b)    The Executive shall be eligible to participate in the Company's stock option program. As of the date of this Agreement the Executive shall receive options to purchase 225,000 shares of the Company's common stock at a strike price of the lower of $6.50 per share or 65% of the price to be paid for the contemplated Series D Convertible Preferred Stock financing, exercisable after they are vested and prior to ten years from the date hereof, with half of the options vesting after 18 months of full-time employment and the remainder vesting ratably quarterly over the remaining 18 months subject to the Executive's commencement of full-time employment on or prior to September 30, 2001 except under certain circumstances as outlined in (I), (ii) and (iii) below. The other terms of such options shall be governed by the Company's standard stock option agreement to be entered into upon commencement thereof, which will incorporate the terms established by the Company's stock option plan if any adopted subsequent to the date hereof and prior to such commencement provided that notwithstanding such stock option terms if any to be adopted to the contrary the Executive's options to the extent not vested shall vest upon a termination of employment or pursuant to Section 3.01(d), or Section 3.03 or Section 3.04 but be exercisable during the post-employment period established by such terms to be adopted, provided that if the Executive's termination of employment pursuant to Section 3.04 occurs following a change of control other than with Alkermes, Inc. or one of its subsidiaries within 6 months of the date of this agreement only 20% of the options shall vest upon such termination.

        (c)    The Company shall pay to or on behalf of the Executive a monthly automobile allowance of $675.

        (d)    The Executive shall be entitled to six weeks of paid vacation in each calendar year. The Executive shall also be entitled to the same standard paid holidays given by the Company to senior executives generally, all as determined from time to time by the Board or appropriate committee thereof. Vacation time shall cumulate and carry forward from year to year provided that the Executive shall not be entitled to more than ten weeks of vacation in any one year without the permission of the

Compensation Committee and provided that the Executive shall coordinate her vacation schedule with the Chief Executive Officer and President.

        (e)    The Company shall reimburse the Executive for travel or other expenses or disbursements reasonably incurred or made by him in connection with the Company's business during the Employment Period upon receipt of reasonable documentation thereof.

        (f)    The benefits set forth in this Section 2.03 shall be collectively referred to as the "Benefits."

ARTICLE III

Termination of Employment

        Section 3.01.    Termination of Employment by Company.

        (a)    Except as otherwise provided in this Article III and in Article IV, upon the occurrence of any of the following events, this Agreement and the rights and obligations of the parties hereunder shall terminate:

  (i)
  "Disability" (as defined in Section 3.05) of the Executive;

  (ii)
  conduct by the Executive constituting "Cause" (as defined in Section 3.05); or

  (iii)
  failure of the Executive to commence full-time employment by September 30, 2001.

        (b)    In the case of termination pursuant to Section 3.01(a)(i), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation, Incentive Compensation and Benefits for the period commencing on the date of termination and ending on the date that is nine months after the date of termination. Basic Compensation, Incentive Compensation and Benefits shall be paid in the manner and at the intervals provided in Article II.

        (c)    In the case of termination pursuant to Section 3.01(a)(ii), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation, Incentive Compensation and Benefits through the date of such termination.

        (d)    In the case of termination of the Executive by the Company other than pursuant to Section 3.01(a) or Section 3.02, the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation commencing on the date of termination and ending on the date that is three years after commencement of employment hereunder. Basic Compensation shall be paid at the intervals set forth in Article II.

        Section 3.02.    Death.    In the event of the death of the Executive during the Employment Period, the Employment Period shall terminate on the date of death and the Executive's designated beneficiary or, if none, the Executive's estate shall be entitled to receive, in complete and total satisfaction of the Company's obligations hereunder, Basic Compensation, Incentive Compensation and Benefits through such date of death and for a period of 90 days thereafter.

        Section 3.03.    Termination of Employment by the Executive.    (a) If during the Employment Period there should occur any of the following events (each of the following being an event giving the Executive the right to resign for "Good Reason"): (i) a change in the title and/or responsibilities of the Executive, such that the Executive is no longer functionally the Vice-President for Finance and Chief Financial Officer of the Company and no longer has such responsibilities and authorities as are customarily exercisable by the Vice-President for Finance and Chief Financial Officer of a corporation or (ii) a failure by the Company to provide the Executive with Basic Compensation, Incentive Compensation or Benefits, other than a failure that is not in bad faith and is remedied by the Company within 15 days after receipt of notice thereof given by the Executive, or (iii) a breach by the Company of any of the material terms of this Agreement that is not remedied by the Company within 15 days of notice thereof by the Executive, the Executive may elect to terminate her employment by notice to the Company (subject to Article IV). If the Executive exercises such election, the Employment Period shall terminate effective upon the later to occur of (x) receipt of such notice by the Company and (y) expiration of the 15-day period referred to in Section 3.03(a)(ii) or (iii).

        (b)    If the Executive exercises her election to terminate pursuant to Section 3.03(a), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation for the period commencing on the date of such termination and ending on the date that is three years after commencement of employment hereunder.

        (c)    If the Executive terminates this Employment Agreement for any reason other than those contained in Section 3.02 and Section 3.03(a), the rights and obligations of the parties hereunder shall terminate immediately (except as otherwise provided in Article IV) and the Employment Period shall terminate immediately except that the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, the Executive's Basic Compensation, Incentive Compensation and Benefits through the date of such termination.

        Section 3.04.    Change of Control.    In the event the Executive terminates her employment within six months following a Change of Control (as defined in Section 3.05), the Company shall be obligated to pay the Executive, and the Executive shall be entitled to receive in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to the Executive's Basic Compensation for the period commencing on the date of termination and ending on the date that is three years after commencement of employment hereunder.

        Section 3.05.    Definitions of Certain Terms.    (a) "Disability" shall mean any physical or mental condition of the Executive that renders the Executive incapable of performing any substantial portion of the services contemplated hereby (as confirmed by competent medical evidence) and that has continued for at least 90 consecutive business days in any 12-month period or a total of six months during any twelve month period.

        (b)    The following shall constitute conduct entitling the Company to terminate the Executive's employment for "Cause": (i) the Executive's willful refusal to perform or substantial disregard of the Executive's duties to the Company that is not cured within ten days of written notice (specifying the failure) thereof from the Board, (ii) the commission by the Executive of a willful and material breach of Article IV or (iii) the conviction of any felony by the Executive (or the equivalent thereof under the laws of any state). It shall be presumed that any termination of the Executive by the Company is without Cause, and such presumption may only be overcome by clear and convincing evidence that the termination of the Executive's employment can properly be construed as for Cause. If the issue of "Cause" is litigated in a proceeding in any court or through any means of alternative dispute resolution and such issue is resolved in the Executive's favor, then the Company shall reimburse the Executive for all reasonable attorney's fees, costs and expenses incurred by the Executive in such proceeding.

        (c)    "Change of Control" shall mean: (i) a merger or consolidation of the Company with or into another corporation other than a transaction (A) in which the Company is the surviving Corporation or (B) merging or consolidating the Company with any corporation controlling, controlled by or under common control with the Company (in which case the surviving corporation shall be deemed the"Company" for purposes of this Agreement), (ii) the sale of all or substantially all the assets of the Company to any corporation or entity, other than a sale to any corporation or entity controlling, controlled by or under common control with the Company prior to such transaction (in which case the surviving corporation shall be deemed the"Company" for purposes of this Agreement) or (iii) a change in the Board such that at least two of Drs. Beer, Lippa and Horovitz or their designees or replacements reasonably satisfactory to the Executive fail to remain on the Board.

ARTICLE IV

Non-Competition; Confidential Information and Ownership of Work Product

        Section 4.01    Non-Competition.    (a) Subject to Sections 4.01(b) and 4.01(c), the Executive shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than as the holder of less than 5% of the stock of a corporation listed on a national securities exchange or in the National Association of Securities Dealers, Inc. Automated Quotation System (such a corporation being hereinafter referred to as a "Public Corporation")), director, employee, consultant or otherwise, of any company with substantially the same business as or that competes directly with the Company in the United States during the following periods:

  (i)
  the Employment Period; and

  (ii)
  during any period after the termination of this Agreement pursuant to Article 3 for which the Executive is being or has been paid Basic Compensation.

        (b)    The Executive shall not be deemed to be in breach of this Agreement by reason of services performed for a subsidiary or affiliate of the Company.

        (c)    Notwithstanding anything to the contrary contained herein, if the Company finds that the Executive has violated any covenants contained in Section 4.01, 4.02 or 4.03, the Company shall be obligated to pay any amounts due to the Executive ("Escrow Amount") to Goodwin, Procter & Hoar, as escrow agent ("Escrow Agent") at 599 Lexington Avenue, New York, New York 10022. Escrow Agent shall hold the Escrow Amount in escrow until a court or agency legally empowered to enforce the covenants contained in Section 4.01, 4.02 and 4.03 reaches a final determination whether the Executive has violated any such covenants or until mutually instructed by the parties. Escrow Agent shall disburse the Escrow Amount in accordance with such court or agency's final determination or pursuant to such party instructions.

        Section 4.02    Non-Interference.    During the Employment Period and the period of non-competition as determined pursuant to Section 4.01(a), the Executive:

        (a)    shall not publicly disparage any of the products, services or actions of the Company or any of the Company's subsidiaries or affiliates; and

        (b)    shall not, whether for her own account or for the account of any other individual, partnership, firm, corporation or other business organization, solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company.

        Section 4.03.    Trade Secrets.    The Executive shall not, at any time during the Employment Period or thereafter, use (except for the sole benefit of the Company, the Company's subsidiaries and affiliates) or, without the written consent of the Board, divulge to any person (other than, during the Employment Period, an executive of the Company or any of the Company's subsidiaries or other person to whom disclosure is reasonably necessary or appropriate or legally required in connection with the Executive's duties hereunder) any trade secrets or other confidential information of the Company or any of its subsidiaries or affiliates, except to the extent that (a) such information becomes a matter of public record, or is published in a newspaper, magazine or other periodical available to the general public, in each case, through no violation of this Agreement by the Executive or (b) such disclosure is required by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process provided that the Executive shall immediately notify the Company of the existence, terms and circumstances surrounding such a request so that they may seek an appropriate protective order. When the Executive ceases to be employed by the Company, the Executive shall surrender to the Company all records and documents in any form obtained by him or entrusted to him during the course of her employment hereunder (together with all copies thereof) that pertain to the business of the Company or its subsidiaries or affiliates or that were paid for by the Company or any of the Company's subsidiaries or affiliates provided that the Executive may retain copies of such documents as may be necessary for the Executive's personal records for federal income tax purposes or, with the approval of the Board, for other purposes relating to the Executive's legal affairs, which approval shall not be unreasonably withheld.

        Section 4.04    Ownership of Work Product.    The Company shall own all right, title and interest in and to: (i) all inventions, conceptions, ideas and other proprietary information developed, acquired or conceived of by or on behalf of Employee pertaining to the Employee's performance of services under this Agreement; and (ii) all physical manifestations or embodiments of such inventions, conceptions, ideas and other proprietary information including, without limitation, all prototypes, models, samples, information on computer memories, written data, notes, drawings, documents and copies thereof; in each of the foregoing cases including, without limitation, all patent rights, patentable information, copyrights, copyrightable information, non-patentable and non-copyrightable information, manufacturing information, schematics, specifications, inspection procedures and test procedures except such information which (1) is evidenced by written documents as previously known by Employee and obtained outside of any prior contractual relationship with the Company, (2) is generally available to the public, (3) is rightly obtained by Employee from a third party who is not under any obligation to the Company, or (4) is developed by Employee as freeware at no charge to the Company.

        Employee hereby agrees to bring to the attention of the Company, without delay, all of the items described above, and Employee hereby assigns to the Company Employee's entire right, title and interest in any and all such items. In connection with any such items, Employee agrees that, upon the Company's request, Employee will take such action in regard thereto as the Company may direct to confirm and perfect the Company's entire right, title and interest in and to all such items, including, without limitation, executing a specific assignment of title to the Company, taking such other action to secure a patent or copyright in the United States and foreign countries, and participating in any proceedings or litigation relative to any of the foregoing.

        Section 4.04.    Survival of Terms.    The covenants contained in Sections 4.01, 4.02, 4.03 and 4.04 shall survive the conclusion of the Executive's employment by the Company in accordance with their respective terms.

ARTICLE V

Miscellaneous

        Section 5.01.    Services as Officer or Director.    During the Employment Period, the Executive shall, if elected or appointed, serve as a director of the Company and as an officer and director of all current and future subsidiaries and affiliates of the Company without any additional compensation for such services provided that the Executive shall be provided with reasonable and customary directors' and officers' liability insurance if any such corporation is or becomes publicly held and further provided that the Company shall cause any such subsidiary and affiliate to save the Executive harmless from any and all liability arising out of the performance of the Executive's duties as director and officer.

        Section 5.02.    Right to Change Business.    This Employment Agreement and any rights or privileges granted to the Executive hereunder shall not prevent the Company or any of the Company's subsidiaries from exercising its corporate powers to modify the business operations or activities of such entity.

        Section 5.03.    Notices.    Any notice or request required or permitted to be given under this Employment Agreement shall be sufficient if in writing and delivered personally or sent by registered mail, return receipt requested, to the addresses set forth below or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery thereof or three days after the date of such mailing thereof, as the case may be.

If to the Executive, to:

c/o DOV Pharmaceutical, Inc. 633 Hackensack Avenue Hackensack, New Jersey 07601

If to the Company, to:

DOV Pharmaceutical, Inc. 433 Hackensack Avenue Hackensack, New Jersey 07601

With a copy to:

Goodwin, Procter & Hoar LLP 599 Lexington Avenue New York, New York 10022 Attention: Robert Horton, Esq.

        Section 5.04.    Assignment and Succession.    The Executive acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, the Executive may not assign any of her rights or delegate any of her duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns.

        Section 5.05.    Headings.    The headings contained in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

        Section 5.06.    Applicable Law.    This Agreement shall be interpreted in accordance with the laws of the State of New Jersey, without regard to conflict of law rules. Each party hereby irrevocably consents and submits to the in personam jurisdiction of any court of general jurisdiction in the State of New Jersey, which shall serve as the sole and exclusive forum in any suit, action or proceeding arising out of or in connection with this Agreement.

        Section 5.07.    Withholding Taxes.    The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations.

        Section 5.08.    Entire Agreement; Amendments.    This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements or understandings between the parties hereto or any related parties. This Agreement may be amended only pursuant to a writing signed by both parties hereto.

        Section 5.09.    Waivers.    Any term or provisions of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefits thereof but only to the extent evidenced by a writing executed by such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

        Section 5.10.    Partial Invalidity.    Each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect, such unenforceability shall not affect any other provisions of this Agreement, and this Employment Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause the remaining terms hereof to be unreasonable.

        Section 5.11.    Execution of Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other.

        IN WITNESS WHEREOF the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

DOV Pharmaceutical, Inc.

By:	/s/ ARNOLD LIPPA Arnold Lippa CEO

/s/ BARBARA DUNCAN Barbara Duncan

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ARTICLE I Employment
ARTICLE II Compensation
ARTICLE III Termination of Employment
ARTICLE IV Non-Competition; Confidential Information and Ownership of Work Product
ARTICLE V Miscellaneous